Exhibit 10.18
January 29, 2025
Mr. Thomas Clayton
17915 Foster Road
Los Gatos, CA 95030
Dear Tom,
We are thrilled to extend you an offer to join Aura Sub, LLC (“Aura” or “the Company”). All the details you’ll need are below. If you have any questions at all, don’t hesitate to ask.
Offer Details:
Job Title: President & Chief Operating Officer
Reporting To: Hari Ravichandran
Annual Base Salary: $500,000 less applicable withholdings and deductions.
Start Date: March 1, 2025
Employment Type: Full Time
FLSA Status: Exempt - as a salaried exempt employee, you are not eligible for overtime pay.
Office Location: Remote
You will be eligible to participate in an annual bonus plan (“Bonus Plan”) pursuant to its terms as determined by the Company from time to time. The Company will review its performance and your individual performance to determine your eligibility for a bonus under such plan, if any (“Bonus”). Your annual target Bonus opportunity as a percentage of your base pay is 50% that will be paid out quarterly, your manager will discuss the details of the Bonus Plan with you following your start date. Any Bonus (and its amount, if a Bonus is paid) and other terms of your participation in any such bonus plan are fully discretionary. Executive management reserves the right to terminate or modify its bonus plans at any time in its sole discretion. If your start date is on or before September 30 of the current calendar year, your Bonus will be prorated for the year you were employed at the Company in a Bonus eligible position. If your start date is after September 30, you won’t be eligible to participate in the current year Bonus Plan, but you will be eligible to participate in the Bonus Plan for the following year, beginning January 1.
As soon as administratively practicable, you will receive a one-time grant of 2,100,000 options to acquire shares of the common stock (or its economic equivalent) of Aura Consolidated Group, Inc. The terms of this ownership interest will be made available in a separate equity award agreement after your grant-approval date. This grant award is subject to approval by the Board of Directors and is governed by the plans, agreements and notices under which it is issued.
Performance Stock Grant: If the Company exceeds: 1.) $400M ARR and cash flow breakeven, or 2.) Achieves an overall market valuation of $3B within 2 years of your start date, then the Executive will be eligible for the following incentive: a 0.5 percentage point of additional equity in the form of RSUs or stock options in the event the Company has not yet started to issue RSU grants.

If the Company consummates a public offering prior to achieving the events identified in the preceding sentence, then the incentive is replaced with the standard RSU grant plan at that time for executives.
In addition, upon termination by the company of your employment, without cause (defined as your material violation of law or a written company policy of which you have received notice), you will be entitled to receive:
1.A cash amount equal to 12 months of your base pay in a lump sum within 30 days of your termination.
2.(a) A prorated bonus payment which represents your target annual bonus incentive at 100% attainment for the calendar year in which the termination occurs, and (b) if your bonus for the calendar year prior to the calendar year in which the termination occurs has not yet been paid, your target annual bonus incentive at 100% attainment for the prior calendar year.
3.A 12-month period from the date of termination to exercise any vested options
4.COBRA coverage at the company’s expense at the same level of coverage you are enrolled in upon termination for 12 months after your coverage end date.
The Benefits & Perks:
We offer a competitive standard benefits package, including health, disability and life insurance, plus some great perks. You and your family members are eligible to participate in a wide range of benefits subject to and in accordance with the Company’s eligibility requirements. I’ve included a full Benefits Summary for you in a separate document so you can review the specifics, but here are some highlights…
•Unlimited Paid Time Off (“PTO”) Policy
•Medical benefits eligibility on your first day of employment
•401(k) match and a generous life insurance policy
•Free Aura subscription for you and your family
Employee benefits and time off policies are subject to change at the sole discretion of the Company and may be amended from time to time.
The Legal Stuff:
This offer and your continued employment are contingent upon the satisfactory results of a background check, which may include (without limitation), confirmation of your Social Security Number, a criminal records check, drug screening, verification of previous employment and education, and a credit check. If the results of the background check are not satisfactory or if the Company determines that you have falsified or failed to disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment. If you do start work before our background process is complete, your continued employment will be contingent upon satisfactory results from the background check.

Once you start, your first 90 days of employment are considered an Introductory Period. It’s a time for us to get to know each other better and for your leader to evaluate your performance. If you have questions about your job duties or the company’s processes, don’t hesitate to talk to your manager and the People Operations team are always here to help!
On your first day, and as a condition of employment, you’ll need to provide documentary proof to verify your eligibility to work in the United States. Aura will verify your employment eligibility within three business days of your start date in accordance with the Immigration Reform and Control Act. In a separate attachment, I included a list of acceptable documents you may provide for this purpose. This offer is also contingent upon the grant of any necessary export control license.
By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for Aura. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to Aura. You also agree that you have not retained, and will not retain, in your possession, custody or control, any: (i) documents (hard copy or electronic) or other tangible embodiments of any confidential or non-public information of any former employer (for the avoidance of doubt, this includes emails and electronic documents stored in the “cloud”); or (ii) any other property, of any type, belonging to any prior employer.
You also agree that: (a) you will not disclose to the Company, or any of its employees, contractors or agents, any confidential information belonging to any current or former employer (or any other person or entity to whom you owe a duty to keep such information confidential); and (b) in the course of performing your duties on behalf of the Company, you will not make any use of any such information. Furthermore, as a condition of your employment with the Company, you acknowledge that upon your resignation from your current employer you will return and will not take or retain any confidential or proprietary information about your current employer.
Along with this offer letter, you’ll need to sign and comply with the Proprietary Information and Inventions Agreement (“PIIA”) provided with this letter. You agree that acceptance of this offer and your start of employment at the Company also constitutes your agreement to the terms of the PIIA. This letter and the documents it references constitute the full terms and conditions of your employment with Aura.
This offer letter is intended to be exempt from or comply with 409A of the Internal Revenue Code, as amended (the “Code”), and will be interpreted accordingly. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A- 3(i)(1)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A. The Company will consult with you in good faith regarding the implementation of the provisions in this paragraph; however, neither the Company nor any of its employees shall have any liability to you with respect to this provision.
By signing and returning this offer letter, you fully understand the terms and conditions stipulated above. You also understand that your employment is terminable at will, either by Aura or yourself, with or without notice, regardless of the length of your employment or the granting of benefits of any kind. You understand that this letter does not constitute a contract of employment, that no employment relationship other than “at will” has been expressed or implied and that no circumstances arising out of your employment or your completion of the Introductory Period, will alter your “at will” employment relationship.
We would like your response by January 31, 2025.
Thank you for taking the time to interview us and consider Aura as your new employer. Hopefully you now have a good idea of who we are and you’re just as excited about us as we are about you. Welcome to the team!
Thanks!
Sincerely,

/s/ Kathleen M. Glebus

Kathleen M. Glebus
Chief People Officer
Aura Sub, LLC

X	/s/ Thomas Clayton
Understood and accepted by Thomas Clayton